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                                                                    EXHIBIT 10.8


                          CITIZENS FIRST BANCORP, INC.
                              AMENDED AND RESTATED
                    MANAGEMENT RESTRICTED STOCK PURCHASE PLAN
                           (effective March 27, 2003)


1.       Purpose.

         (a) The purpose of the Citizens First Bancorp, Inc. Amended and Restated Management Restricted Stock Purchase Plan (the or this "Plan" or the or this "Management Plan") is to further align the interests of certain Key Executives (as further defined in Section 4(a) below) with the interests of the shareholders of Citizens First Bancorp, Inc. (together with any entity owned or controlled thereby, the "Corporation"), and to contribute to the growth and profits of the Corporation. In doing so, the Corporation also will be better able to attract and retain highly qualified management personnel.

         (b) The Plan will allow certain Key Executives to acquire shares of the Corporation's Common Stock through deferral of incentive bonuses payable under the Corporation's Employee Incentive Bonus Program (the "Incentive Bonuses"). The Corporation will match these deferrals with additional shares of the Corporation's Common Stock in the manner set forth in, and subject to the terms and conditions of, this Plan.

2. Effective Date. This Plan amends and restates, and replaces and supersedes in its entirety, the Citizens First Bancorp, Inc. Amended and Restated Management Restricted Stock Purchase Plan, which was effective June 1, 2002 and was subsequently amended on




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August 21, 2002. This amendment and restatement is effective on the date adopted by the Corporation's Board of Directors (the "Effective Date").

3.       Management Compensation Committee.

         (a) The Committee appointed by the Corporation's Board of Directors to administer the Corporation's 2001 Stock-Based Incentive Plan (the "Committee") shall administer this Plan.

         (b) Decisions and determinations as to the number and identity of Participants (as defined in Section 4(b) below), and as to any other matters relating to the Plan, shall rest with the Committee. The Corporation's management will make recommendations to the Committee, but the Committee will not be bound by such recommendations and will make its own final determinations.

         (c) Action may be taken by the Committee at a meeting, or by written consent, which action is approved by a majority of the Committee's members.

         (d) All determinations and decisions of the Committee shall be final, binding and conclusive upon all parties.

4.       Eligibility for Participation.

         (a) Eligibility. Prior to the beginning of each "Plan Year" (as defined in this Section 4(a)), the Committee will designate each Key Executive who is eligible to participate in this Plan for such Plan Year. As used in this Agreement, "Key Executive" shall mean the Corporation's Chief Executive Officer, Senior Vice Presidents and identified Vice Presidents. As used in this Agreement, the first "Plan Year" will mean the




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six months ended December 31, 2002. Thereafter, each "Plan Year" will correspond to each fiscal year of the Corporation.

         (b) Participation. An eligible Key Executive so designated by the Committee will have the right to elect irrevocably to participate in the Plan (each, a "Participant") for the upcoming Plan Year by giving written notice on the December 31st prior to the commencement of the Plan Year, to that effect to the Committee on the form(s) provided by the Committee. For the first Plan Year, however, the Participant will give such notice within 30 days of becoming eligible for participation in the Plan.

5.       Awards of Restricted Stock Units and Distributions of Common Stock.

         (a) Maximum Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock which may be awarded under the Plan shall be 450,000 shares in the aggregate of Common Stock of the Corporation. If restricted stock units are forfeited or cancelled or repurchased, the number of shares of Common Stock underlying any such restricted stock units shall again become available for awards of restricted stock units under the Plan, unless the Plan shall have been terminated.

         (b) Election. Subject to the terms and conditions of this Plan, including the next sentence, for any Plan Year, a Participant will have the right to elect irrevocably to defer under this Plan in the manner set forth in
Section 4(b) above all or any portion of the Participant's Incentive Bonus earned under the Corporation's Employee Incentive Bonus Plan for such Plan Year (the amount so deferred, excluding any amounts deferred pursuant to subsection
(c) below, the "Deferred Incentive Bonus"). For the first Plan




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Year, the Incentive Bonus that will be eligible for deferral by any Participant is only the portion of the Participant's total Incentive Bonus earned during the portion of the first Plan Year during which the Plan is in effect and only that portion of such Incentive Bonus that is earned for the period of time after the Participant makes his or her election with regard to the first Plan Year.

         (c) Additional One-Time Bonus in the First Plan Year. Notwithstanding anything contained herein to the contrary, in the first Plan Year only, any eligible Key Executive may elect to defer all or any portion of any bonus paid to him or her within 90 days of June 1, 2002; provided, that the election must be irrevocably made prior to the date any applicable bonus is determined by the Corporation. If so elected, a Participant's RSU Account (as defined in Section 5(d) below) will be credited, on the date such bonus would have otherwise been paid in cash to the Participant but for the election, with a number of restricted stock units equal to the dollar amount of the portion of the applicable bonus elected to be deferred divided by the closing price of the Corporation's Common Stock on March 28, 2002 (subject to adjustment for stock splits, stock dividends, mergers, recapitalizations or other events, as determined by the Committee, in its sole discretion, to be equitable from time to time).

         (d) Participant RSU Accounts. The Corporation shall establish a restricted stock unit bookkeeping account ("RSU Account") for each Participant. Except as otherwise provided in Section 5(c) above with regard to additional one-time bonuses relating to the first Plan Year, on the last business day of the month in which a Participant's Incentive Bonus is determined by the Corporation with regard to any Plan


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Year, such Participant's RSU Account shall be credited with a number of restricted stock units equal to the dollar amount of the Deferred Incentive Bonus for such Plan Year divided by the closing price of the Corporation's Common Stock on the last trading day of the Plan Year on which the Common Stock traded on a public exchange or the Nasdaq National Market (subject to adjustment for stock splits, stock dividends, mergers, recapitalizations or other events, as determined by the Committee, in its sole discretion, to be equitable from time to time).

         (e) Corporate Match. For every four full restricted stock units credited to a Participant's RSU Account, on the same day as the units are credited to the Participant's RSU Account pursuant to Section 5(c) or Section 5(d) above, the Corporation shall credit the Participant's RSU Account with one additional restricted stock unit (subject to adjustment) (the "Corporate Match").

         (f) Dividend Equivalents. On the date on which the Corporation pays cash dividends to its other shareholders, each Participant will also be awarded additional restricted stock units equal to the product of the number of restricted stock units in the Participant's RSU Account multiplied by the dividend paid to the Corporation's other shareholders for each share of Common Stock divided by the closing price of the Corporation's Common Stock on the date on which the dividend is paid (or, if not a business day, on the first business day after the dividend is paid). Restricted stock units obtained as a result of this Section 5(f) will be subject to all terms and provisions of this Plan, including forfeiture and cancellation of restricted stock units credited to a Participant's RSU Account for dividend equivalents to the extent that such dividend



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equivalents are attributable to the Corporate Match.

         (g) No Rights as a Shareholder. A Participant will not have any rights of a shareholder of the Corporation with respect to the restricted stock units in such Participant's RSU Account (although a Participant will have the right to receive dividend equivalents as provided in Section 5(f) above). In order to fund its obligations under the Plan, the Corporation may issue Common Stock in the name of the trustee of any grantor trust maintained or established by the Corporation for this purpose (any such trust(s) together, the "Trust"). Other than dividend rights, the trustee will have all of the rights of a shareholder of the Corporation, including voting rights. Any Common Stock deposited in the Trust will be subject to the Corporation's general creditors, including, without limitation, if the Corporation becomes insolvent or has a receiver or a trustee appointed for its assets or becomes involved in a bankruptcy or similar proceeding. Any such Trust and any assets held in such Trust will conform to the terms of the model trust, as described in Rev. Proc. 92-64.


         (h) Distributions of Common Stock. Subject to all of the terms and conditions of this Plan, each restricted stock unit that has not been cancelled or forfeited (including pursuant to Section 5(k) below) shall become distributable in accordance with the next sentence on the last day of the first full month after the last day of a Participant's employment with Corporation. Except as otherwise provided in Section 5(i) below, the Corporation will issue and deliver to a Participant, as soon as practicable after such restricted stock units become distributable pursuant to the preceding sentence, one share of its Common Stock for each distributable restricted stock unit credited to such


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Participant's RSU Account. The Corporation may require a Participant to remit to the Corporation an amount sufficient to satisfy any withholding tax requirement or to deduct from all distributions amounts sufficient to satisfy withholding requirements.

         (i) Limit on Shares to be Issued Prior to Shareholder Approval. Unless and until the Plan is approved by the Corporation's shareholders, no shares of Common Stock will be distributed to Participants pursuant to the Plan if and to the extent that the sum of (I) the total number of shares of Common Stock previously distributed to Participants under the Plan plus (II) the total number of shares of Common Stock previously distributed to directors and officers of the Corporation under any other stock option, purchase plan or other arrangement that has not been approved by the Corporation's shareholders (except broadly based plans or arrangements including other employees) exceeds 25,000 shares of Common Stock. Therefore, unless and until this Plan has been approved by the Corporation's shareholders, if the foregoing limit applies, all distributions of restricted stock units beyond such limit will be made in cash, rather than in shares of the Corporation's Common Stock, by multiplying the number of restricted stock units to be settled in cash by the price(s) per share of the Corporation's Common Stock that was (were) originally used to determine the number of restricted stock units to be awarded to the Participant.

         (j) Acceleration. The Committee may, in its sole discretion, alter the timing of restricted stock units (including determining that all or any portion of the restricted stock units in a Participant's RSU Account may be immediately distributed) in one or



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more of the following circumstances:

                  i) The Participant establishes, to the satisfaction of the Committee, severe financial hardship (as determined by the Committee, in its discretion and in accordance with applicable laws); or


                  ii) A Change in Control, as defined in the Corporation's 2001 Stock-Based Incentive Plan.

         (k)      Death of Participant; Cancellation and Forfeiture; Set-off.

                  (i) After the death of a Participant, the Participant's beneficiary or beneficiaries will receive the distributions to which the Participant would have otherwise been entitled under this Plan upon termination of his or her employment with the Corporation. These distributions will be made by the Corporation to the beneficiary or beneficiaries as promptly as practicable after the time on which the Participant would have received the distribution but for his or her death, but assuming that the Participant's employment terminated upon death. Each Participant may designate, on a prescribed form filed with the Committee, one or more beneficiaries. A Participant may change his or her designation at any time by re-filing the prescribed form with the Committee. If a beneficiary has not been designated or no designated beneficiary survives the Participant, any distributions to be made to the Participant's beneficiary pursuant to this Section 5(k) will be made to the Participant's surviving spouse, if still



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                  alive or, if not, in equal shares to the then living children of the Participant, or, if none, to the Participant's estate.

                  (ii) Restricted stock units credited to a Participant's RSU Account attributable to the Corporate Match, including restricted stock units credited to the Participant's RSU Account for dividend equivalents to the extent that such dividend equivalents are attributable to the Corporate Match, shall be canceled and forfeited under the following circumstances:

                           (A) The Participant is terminated for "Just Cause" (as defined in the Corporation's 2001 Stock-Based Incentive Plan), or the Participant terminates employment with the Corporation at a time when Just Cause for dismissal exists; or

                           (B) The Participant breaches any of the covenants contained in an award agreement executed pursuant to Corporation's 2001 Stock-Based Incentive Plan.

                  (iii) If a Participant is indebted to the Corporation when the Participant becomes entitled to a distribution under the Plan, unless the Committee directs otherwise, any distribution shall be offset by the amount of the indebtedness, in the following manner: The number of distributable restricted stock units will be reduced by a number of restricted stock units equal to the amount of the indebtedness divided by the closing price of the



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                  Corporation's Common Stock on the last trading day immediately preceding the date the Participant becomes entitled to a distribution.

6.       Administration, Amendment and Termination of the Plan.

         (a) The Committee shall have the power and authority to interpret and administer the Plan. Except as otherwise provided in this Section 6(a), the Board of Directors of the Corporation may, at any time, alter, amend or terminate the Plan in any manner or for any reason, including to increase the cost of the Plan to the Corporation or to alter the allocation of benefits to the Participants. Notwithstanding the foregoing, no alteration, amendment or termination shall be valid or effective if such alteration, amendment or termination would adversely affect the value of any Participant's RSU Account unless such Participant consents in writing to such alteration, amendment or termination. In addition, the Board of Directors will not amend the Management Plan in any way that violates securities laws or other rules and regulations to which the Corporation or the Management Plan is subject, including rules and regulations of Nasdaq or any exchange on which the Corporation's Common Stock is then traded.

         (b) The Committee is authorized, in its sole discretion, to use the Trust for the purpose of administering and accounting for the liabilities incurred under the Plan; provided, however, that no Participant shall be considered to have a beneficial ownership interest (or any other sort of interest) in any specific asset of the Corporation or any of its subsidiaries or affiliates as a result of the creation of the Trust or the transfer of funds or other property to the Trust.



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         (c) It is the Corporation's intention that this Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. All amounts deferred under this Plan shall continue for all purposes to be part of the general funds of the Corporation, and the Plan shall constitute a mere promise by the Corporation to make benefit payments in the future. To the extent that any Participant acquires the right to receive benefits from the Corporation under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Corporation.


 7. Non-Assignability. Except as otherwise determined by the Committee, a Participant will not have the right to assign restricted stock units in the Participant's RSU Account. For purposes of the preceding sentence, an assignment will include any alienation, assignment, transfer, sale or other disposition of any kind or nature, either by voluntary or involuntary assignment or by operation of law, including, but without limitation, garnishment, attachment or other creditor's process. Any purported assignment in violation hereof shall be void.

8. Corporation. As used in this Plan, the term "Corporation" means Citizens First Bancorp, Inc. and, where the context so requires, any entity owned or controlled by the Corporation.




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